EXHIBIT 4.9

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J 2G2

April •, 2005

[• insert name of creditor]
[• insert address of creditor]

Dear Sirs:

Re:	Issuance of Generex Biotechnology Corporation Common Shares in satisfaction of indebtedness

This letter will serve to confirm the agreement between Generex Biotechnology Corporation (“GNBT”), Generex Pharmaceuticals Inc. (“GPI”) (a wholly owned subsidiary of GNBT) and • [insert name of creditor] (the “Creditor”) regarding the issuance by GNBT of shares of restricted GNBT common stock (the “Shares”) to the Creditor in satisfaction of certain indebtedness of GNBT and/or GPI to the Creditor (the “Indebtedness”).

1.	GNBT, GPI and the Creditor hereby acknowledge and agree that the aggregate amount of the Indebtedness as at •, 2005 is USD$•.

2.
GNBT, GPI and the Creditor hereby acknowledge that GNBT will issue to the Creditor (or as the Creditor may otherwise direct in writing) an aggregate of • Shares in full and final satisfaction of the Indebtedness (being an effective per Share price of USD$0.82).

3.
On the Closing Date (as hereinafter defined), GNBT will issue the Shares to the Creditor and will deliver or cause to be delivered to the Creditor one or more share certificates evidencing the Shares. GNBT hereby represents and warrants to the Creditor that the Shares will be issued as fully paid, non-assessable shares, free and clear of any and all encumbrances.

4.	On the Closing Date, the Creditor will:

a.	execute and deliver to GNBT and/or GPI, as applicable, a full and final release in respect of the Indebtedness;

b.	execute and deliver full and final releases of any and all guarantees given to the Creditor in respect of the Indebtedness;

c.	deliver to GNBT and/or GPI, as applicable, any and all original promissory notes and guarantees in respect of the Indebtedness; and

d.	at its own expense, take all requisite steps to discharge any and all security held by the Creditor in respect of the Indebtedness.

5.	The date for the completion of the transactions herein envisaged (the “Closing Date”) will be April 28, 2005.

6.
The Creditor understands that the Shares are “restricted securities” and have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws. The Creditor hereby represents and warrants to GNBT that the Creditor is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting the Creditor’s right to sell the Shares pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws). The does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

7.	At the time the Creditor was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

8.
The Creditor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Creditor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

9.
The Creditor is not acquiring the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. The Creditor acknowledges that all of GNBT’s filings with the Securities and Exchange Commission (SEC) are available for review on the SEC’s website, or by obtaining copies directly from GNBT. The Creditor has reviewed such of these filings as it deems necessary to make an informed investment decision and has relied primarily on the information contained in those materials in making the decision to exchange Indebtedness for Shares. The Creditor acknowledges it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of GNBT concerning the terms and conditions of the issuance of the Shares in satisfaction of the Indebtedness; (ii) access to other non-confidential information about GNBT and GPI and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional non-confidential information that GNBT possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

10.
The Creditor has independently evaluated the merits of its decision to acquire the Shares pursuant to this agreement, such decision has been independently made by the Creditor and the Creditor confirms that it has only relied on the advice of its own business and/or legal counsel in making such decision. The Creditor understands that its investment in the Shares involves a high degree of risk. The Creditor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

11.
The Creditor understands that the Shares are being offered and sold to it in reliance on Regulation D and that GNBT is relying upon the truth and accuracy of, and the Creditor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Creditor set forth herein in order to determine the availability of Regulation D and the eligibility of the Creditor to acquire the Shares.

12.
The Creditor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness of suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of any offering of the Shares.

13.
The Shares may only be disposed of in compliance with federal and state securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144, GNBT may require the transferor thereof to provide to GNBT an opinion of counsel selected by the transferor and reasonably acceptable to GNBT, the form and substance of which opinion shall be reasonably satisfactory to GNBT, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this agreement

14.	The Creditor agrees to the imprinting of a legend on any of the Shares in the following form:

[NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [EXERCISABLE] [CONVERTIBLE]] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

15.
This agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged hereinto.

16.	Each of the parties will execute and deliver such further documents and perform or cause to be performed such further acts as may be required to give full effect to the provisions of this agreement.

17.
This agreement shall not be assigned by either party without the prior written consent of the other party. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

18.
All questions concerning the construction, validity, enforcement and interpretation of this agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Pennsylvania without regard to the principles of conflicts of law thereof.

If the foregoing accurately sets out the terms of our agreement with respect to the issuance of the Shares in satisfaction of the Indebtedness, kindly execute the enclosed duplicate copy of this letter and return it to us. Once executed by both parties, this letter is intended to be and shall be a legally binding obligation of each of the signing parties in accordance with the foregoing terms.

GENEREX BIOTECHNOLOGY CORPORATION

By:	/s/

Name: Rose C. Perri Title: Chief Operating Officer I have authority to bind the corporation.

AGREED THIS • DAY OF APRIL, 2005.

• [name of creditor]

By:	/s/

Name: • Title: • I have authority to bind the corporation.